Exhibit 99.1

FOR IMMEDIATE RELEASE

Oculus Innovative Sciences Reports Record Revenues of $4.5 Million for the Second Quarter of Fiscal 2013

•	Revenue for the second quarter of $4.5 million, up 24%
•	Revenue for six months of $8.6 million, up 30%
•	Cash position of $8.3 million, up $4.9 million from March 31, 2012
•	EBITDAS for the second quarter of ($213,000) with $410,000 of one-time severance costs related to the More Pharma transaction in Mexico
•	EBITDAS for first half of fiscal 2013 of ($235,000)

Conference Call Begins at 4:30 p.m. (EDT) Today

PETALUMA, Calif.--(November 1, 2012)--Oculus Innovative Sciences, Inc. (Nasdaq: OCLS) today announced financial results for the second quarter of fiscal year 2013, ended September 30, 2012. Total revenues were $4.5 million for the second quarter ended September 30, 2012, compared to $3.7 million for the same period in the prior year. Product revenues, including product licensing fees received, increased $874,000, or 26%, for the second quarter ended September 30, 2012, as compared to the same period in the prior year, with increases in the United States, Mexico and Singapore, partly offset by declines in Europe, Middle East, India and China.

“This quarter’s record results reaffirms the wisdom of our strategy of sustainable growth through expansion of partnerships and product diversification,” said Hoji Alimi, Oculus CEO and founder. “For example, our collaboration with More Pharma expands commercialization of our Microcyn products in Mexico and Latin America while allowing us to eliminate our marketing and sales infrastructure in those regions. This partnership improves our profitability and enables us to grow faster without increasing our expenses. Similarly, the introduction of new dermatology formulations for our U.S. partners contributes to meaningful top line growth via expanding domestic sales. We anticipate this growth-via-diversification strategy to generate revenue ramps internationally as well as we expand both product offerings and partnerships outside the United States.”

Product revenue in the United States for the three months ended September 30, 2012, increased $452,000, or 31%, as compared to the same period in the prior year due to both unit growth and new product launches into the dermatology market, and slightly higher unit growth from Oculus’s animal healthcare partner, Innovacyn, Inc. The revenue recorded from Innovacyn of $1.2 million for the three months ended September 30, 2012, was up $53,000 from the same period last year. Revenue growth attributed to Oculus’ dermatology partners reflected strong unit growth as three new product lines were launched in the fourth quarter of the fiscal year ended March 31, 2012.

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Revenue in Mexico for the three months ended September 30, 2012, increased $558,000, or 43% when compared to the same period last year. The increase was driven by a 14% increase in sales of the 120-mL and 240-mL solutions and gel presentations; a 67% increase in sales of the 5-liter presentation and the recognition of $183,000 related to the amortization of upfront fees paid by More Pharma Corporation, S. de R.L. de C.V., Oculus’ new partner in Mexico.

The effective date of Oculus’ entry into the distribution agreement with More Pharma was August 15, 2012. Accordingly, as a result of this agreement, revenues recognized during the first half of the quarter ended September 30, 2012, were accounted for as Oculus had traditionally reported in the past with the sales sold to, or collected from, the end customer. However, during the second half of the quarter ended September 30, 2012, Oculus recognized revenue on the sell-through basis for the products More Pharma purchased from Oculus. Also, due to the transfer of the sales function to More Pharma, Oculus reduced or transferred the cost of the sales people and promotions, thus eliminating those operating costs. During the three months ended September 30, 2012, Oculus incurred about $410,000 of severance and related one-time costs in connection with the More Pharma transaction. In addition, an upfront fee of $5.1 million will be recognized as revenue over a three-to-five year period, which is based on the term of the agreements with More Pharma and an analysis of Oculus’ experience with similar transactions.

Revenue in Europe and Rest of World for the three months ended September 30, 2012, decreased $136,000, or 21% over the prior year period, primarily as the result of decreases in sales in Europe, India, Middle East and China, partially offset by increases in Singapore.

Oculus reported gross profit related to sales of Microcyn®-based products of $3.2 million, or 74% of product revenues, during the three months ended September 30, 2012, compared to a gross profit of $2.7 million, or 80% of product revenues, for the same period in the prior year. The lower gross profitability is primarily the result of product mix in the United States and the impact of the execution of the More Pharma transaction in Mexico. Gross margins in Mexico were 74% of product revenues during the three months ended September 30, 2012, compared to 81% for the same period last year.

Total operating expenses increased by $609,000, or 18%, to $4.0 million for the three months ended September 30, 2012, compared to $3.4 million for the similar period in the prior year. Operating expenses minus non-cash expenses during the quarter ended September 30, 2012, were $3.5 million, up from $2.9 million for the same period last year. Research and development expenses decreased $47,000, or 8%, to $513,000 for the three months ended September 30, 2012, compared to $560,000 in the prior year period, mostly due to lower costs related to tests and studies. Selling, general and administrative expense increased $656,000, or 23%, to $3.5 million during the three months ended September 30, 2012, as compared to $2.8 million for the same period last year. The increase was primarily due to $410,000 of one-time severance costs in Mexico and higher expenses related to new products, compensation, and investor-related costs in the United States.

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Loss from operations minus non-cash expenses for the quarter ending September 30, 2012, was at $213,000, which included $410,000 of one-time severance costs related to the More Pharma transaction.

Net loss for the three months ended September 30, 2012, was $1.5 million, an increase of $680,000 from a net loss of $839,000 for the same period last year. Stock-based compensation charges were $541,000 and $515,000 for the quarters ended September 30, 2012 and 2011, respectively.

As of September 30, 2012, Oculus had unrestricted cash and cash equivalents of $8.3 million, compared with $3.4 million as of March 31, 2012. Oculus’ total debt position was $3.7 million as of September 30, 2012, compared with $4.6 million as of March 31, 2012.

Six Months Results

Total revenue was $8.6 million in the six months ended September 30, 2012, compared to $6.6 million in the same period last year. Product revenues, including product licensing fees received, for the six months ended September 30, 2012 was $8.1 million, up 32%, as compared to $6.1 million for the same period last year, with revenue increases in the United States, Mexico and Singapore, partially offset by a decline in Europe, Middle East, India and China. Gross profitability for product revenue for the six months ended September 30, 2012, decreased to 74%, from 76%, in the prior year period, primarily due to lower profitability in the United States and Mexico. Total operating expenses increased $21,000 or 0.3% for the six months compared to the same period last year. Operating loss minus non-cash expenses (EBITDAS) for the six months was $235,000 compared to $1.2 million in the same period last year.

Conference Call

Oculus management will hold a conference call today to discuss second quarter results and to answer questions, beginning at 4:30 p.m. EDT. Individuals interested in participating in the conference call may do so by dialing 877-303-7607 for domestic callers or 973-638-3203 for international callers. Those interested in listening to the conference call live via the Internet may do so at http://ir.oculusis.com/events.cfm. Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

A telephone replay will be available for seven days following the conclusion of the call by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering conference code 34864546. A webcast replay will be available on the site at http://ir.oculusis.com/events.cfm for one year following the call.

About Oculus Innovative Sciences

Oculus Innovative Sciences is a commercial healthcare company that designs, produces and markets innovative, safe and effective drugs, devices, and nutritional products. Oculus is pioneering innovative solutions in multiple markets for the dermatology, surgical, wound care, and animal healthcare markets, and has commercialized products in the United States, Europe, India, China, Mexico and select Middle East countries. The company's headquarters are in Petaluma, California, with manufacturing operations in the United States and Latin America. More information can be found at www.oculusis.com.

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Forward-Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s commercial and technology progress and future financial performance. These forward-looking statements are identified by the use of words such as "expansion,” “eliminate,” and “enables,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company's patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company's products will not be as large as expected, the Company's products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, and its ability to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including the annual report on Form 10-K for the year ended March 31, 2012. Oculus Innovative Sciences disclaims any obligation to update these forward-looking statements except as required by law.

Oculus and Microcyn are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.

Contact:

Oculus Innovative Sciences, Inc.

Dan McFadden

Director of Marketing/Communications

(425) 753-2105

dmcfadden@oculusis.com

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	September 30, 2012	March 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,310	$3,351
Accounts receivable, net	2,842	2,151
Inventories, net	876	953
Prepaid expenses and other current assets	419	505
Total current assets	12,447	6,960
Property and equipment, net	730	806
Other assets	215	72
Total assets	$13,392	$7,838
LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities:
Accounts payable	$783	$816
Accrued expenses and other current liabilities	765	844
Deferred revenue	2,874	1,619
Current portion of long-term debt, net of debt discount of $615 and $624 at September 30, 2012 (unaudited) and March 31, 2012, respectively	1,477	1,415
Derivative liability	1,552	55
Total current liabilities	7,451	4,749
Deferred revenue, less current portion	3,350	133
Long-term debt, net of debt discount of $475 and $769 at September 30, 2012 (unaudited) and March 31, 2012, respectively, less current portion	1,092	1,824
Put warrant liability	2,000	2,000
Total liabilities	13,893	8,706
Commitments and Contingencies
Stockholders’ Deficiency:
Convertible preferred stock, $0.0001 par value; 5,000,000 shares authorized, no shares issued and outstanding at September 30, 2012 (unaudited) and March 31, 2012	–	–
Common stock, $0.0001 par value; 100,000,000 shares authorized, 32,768,903 and 29,007,903 shares issued and outstanding at September 30, 2012 (unaudited) and March 31, 2012, respectively	3	3
Additional paid-in capital	135,938	134,496
Accumulated other comprehensive loss	(3,054)	(3,053)
Accumulated deficit	(133,388)	(132,314)
Total stockholders’ deficiency	(501)	(868)
Total liabilities and stockholders’ deficiency	$13,392	$7,838

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2012	2011	2012	2011
Revenues
Product	$3,890	$3,296	$7,674	$5,911
Product licensing fees	374	94	406	189
Service	262	273	497	503
Total revenues	4,526	3,663	8,577	6,603
Cost of revenues
Product	1,092	668	2,080	1,458
Service	234	217	413	418
Total cost of revenues	1,326	885	2,493	1,876
Gross profit	3,200	2,778	6,084	4,727
Operating expenses
Research and development	513	560	1,045	996
Selling, general and administrative	3,504	2,848	6,351	6,379
Total operating expenses	4,017	3,408	7,396	7,375
Loss from operations	(817)	(630)	(1,312)	(2,648)
Interest expense	(280)	(230)	(568)	(392)
Interest income	1	1	2	2
(Loss) gain due to change in fair value of derivative instruments	(397)	121	850	218
Other expense, net	(26)	(101)	(46)	(194)
Net loss	(1,519)	(839)	(1,074)	(3,014)
Preferred stock deemed dividend	–	–	(1,062)	–
Net loss available to common shareholders	$(1,519)	$(839)	$(2,136)	$(3,014)
Net loss per common share: basic and diluted	$(0.05)	$(0.03)	$(0.07)	$(0.11)
Weighted-average number of shares used in per common share calculations:
Basic and diluted	32,616	26,828	32,111	26,771
Other comprehensive loss, net of tax
Net loss	$(1,519)	$(839)	$(1,074)	$(3,014)
Foreign currency translation adjustments	119	(174)	(1)	(207)
Other comprehensive loss	$(1,400)	$(1,013)	$(1,075)	$(3,221)

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2012	2011	2012	2011
(1) Loss from operations minus non-cash expenses (EBITDAS):
GAAP loss from operations as reported	$(817)	$(630)	$(1,312)	$(2,648)
Non-cash adjustments:
Stock-based compensation	541	515	941	1,327
Depreciation and amortization	63	82	136	166
Non-GAAP loss from operations minus non-cash expenses (EBITDAS)	$(213)	$(33)	$(235)	$(1,155)

(2) Net loss minus non-cash expenses:
GAAP net loss as reported	$(1,519)	$(839)	$(1,074)	$(3,014)
Non-cash adjustments:
Stock-based compensation	541	515	941	1,327
Depreciation and amortization	63	82	136	166
(Loss) gain due to change in fair value of derivative instruments	397	(121)	(850)	(218)
Non-cash interest expense	153	117	303	175
Non-GAAP net loss minus non-cash expenses	$(365)	$(246)	$(544)	$(1,564)

(3) Operating expenses minus non-cash expenses
GAAP operating expenses as reported	$4,017	$3,408	$7,396	$7,375
Non-cash adjustments:
Stock-based compensation	(507)	(485)	(875)	(1,277)
Depreciation and amortization	(29)	(44)	(71)	(90)
Non-GAAP operating expenses minus non-cash expenses	$3,481	$2,879	$6,450	$6,008

Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

(1)	Loss from operations minus non-cash expenses (EBITDAS) is a non-GAAP financial measure. The Company defines operating loss minus non-cash expenses as GAAP reported operating loss minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of modifying the operating loss to reflect direct cash related transactions during the measurement period.

(2)	Net income (loss) minus non-cash expenses is a non-GAAP financial measure. The Company defines net income (loss) minus non-cash expenses as GAAP reported net loss minus depreciation and amortization, stock-based compensation, a change in the fair value of derivative instruments, and non-cash interest. The Company uses this measure for the purpose of modifying the net loss to reflect only those expenses to reflect direct cash transactions during the measurement period.

(3)	Operating expenses minus non-cash expenses is a non-GAAP financial measure. The Company defines operating expenses minus non-cash expenses as GAAP reported operating expenses minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of identifying total operating expenses involving cash transactions during the measurement period.

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